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               CONSENT OF INDEPENDENT ACCOUNTANTS


         We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated July 28, 2000, relating to the financial statements and financial highlights which appear in the June 30, 2000 Annual Reports to Shareholders of Alliance Government Reserves Portfolio and Alliance Treasury Reserves Portfolio, series of Alliance Government Reserves which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Accountants", and "Financial Statements and Report of Independent Accountants" in such Registration Statement.






PricewaterhouseCoopers LLP

New York, New York
October 24, 2000





















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